Exhibit 99.2

Hyperion Therapeutics, Inc. and BUPHENYL Product Line

Unaudited Pro Forma Condensed Combined Financial Statements

On May 31, 2013, Hyperion Therapeutics, Inc. (“Hyperion”) completed its acquisition of BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, an FDA-approved therapy for treatment of the most prevalent urea cycle disorders (“UCD”), from Ucyclyd Pharma, Inc. (“Ucyclyd”), a wholly owned subsidiary of Medics Pharmaceutical Corporation (“Medicis”), and as of December 11, 2012 a subsidiary of Valeant Pharmaceuticals International, Inc. (the “Acquisition”). Hyperion received a net payment of $11 million from Ucyclyd at closing, which represents the $19 million payment due to Ucyclyd as a result of Hyperion’s exercise of its option to purchase BUPHENYL and a $32 million retention payment due to Hyperion as a result of Ucyclyd ’s exercise of its option to retain AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10%, a hospital-based product used for the treatment of acute hyperammonemia in UCD patients (“AMMONUL”), less costs of approximately $2 million in inventory due to Ucyclyd. The following unaudited pro forma condensed combined balance sheet as of March 31, 2013 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 are based on the historical financial statements of Hyperion and BUPHENYL using the acquisition method of accounting.

The unaudited condensed combined pro forma balance sheet as of March 31, 2013 is based on Hyperion’s consolidated balance sheet as of March 31, 2013 and BUPHENYL’s statement of asset acquired as of March 31, 2013.  The unaudited condensed combined pro forma balance sheet gives effect to the Acquisition as if it had occurred on March 31, 2013, and includes all adjustments that give effect to events that are directly attributable to the Acquisition and are factually supportable.  The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 give effect to the Acquisition as if it had occurred on January 1, 2012 and include all adjustments that give effect to events that are directly attributable to the Acquisition, are expected to have a continuing impact, and are factually supportable.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to represent or to be indicative of the results of operations and financial position that Hyperion would have reported had the Acquisition been completed as of the date set forth in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements reflect certain adjustments that are directly attributable to the Acquisition and factually supportable and are based on management’s estimates of the fair values of tangible and intangible assets acquired.  The Company may make additional adjustments to the fair values, and these valuations could change significantly from those used to determine certain adjustments in the pro forma condensed combined financial statements.

These unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	Hyperion’s historical consolidated financial statements and notes thereto contained in Hyperion’s Annual Report on Form 10-K/A for the year ended December 31, 2012;

•	Hyperion’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013; and

•	Hyperion’s Current Report on Amended Form 8-K filed with the Securities and Exchange Commission on August 12, 2013, which includes:

-

BUPHENYL Product Line’s audited financial statements and notes thereto as of December 31, 2011 and December 31, 2012, and for the period from December 11, 2012 through December 31, 2012, the period from January 1, 2012 through December 10, 2012, and

	-	BUPHENYL Product Line’s unaudited financial statements as of March 31, 2013 and for the three months ended March 31, 2013 and 2012.

Hyperion Therapeutics, Inc. and BUPHENYL Product Line

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2013

(In thousands, except share amounts)

	Hyperion Historical	BUPHENYL Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and cash equivalents	$102,666	$—	$10,962	A	$113,628
Accounts receivable, net	819	—	—		819
Inventories	473	3,108	(3,108)	B	4,373
			3,900	C
Prepaid expenses and other current assets	1,080	—	(283)	D	797
Total current assets	105,038	3,108	11,471		119,617

Property and equipment, net	345	—	—		345
Intangible asset, net	—	18,187	(18,187)	B	16,500
			16,500	E
Other non-current assets	140	—	—		140
Total assets	$105,523	$21,295	$9,784		$136,602

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,343	$—	$342	H	$1,685
Accrued liabilities	2,897	—	—		2,897
Notes payable, current portion	5,039	—	—		5,039
Total current liabilities	9,279	—	342		9,621

Notes payable, net of current portion	6,513	—	—		6,513
Total liabilities	15,792	—	342		16,134

Stockholders' equity:
Common stock, par value $0.0001	2	—	—		2
Additional paid-in capital	237,701	—	—		237,701
Deficit accumulated during the development stage	(147,972)	—	31,079	G	(117,235)
			(342)	H
Total stockholders' equity	89,731	—	30,737		120,468
Total liabilities and stockholders’ equity	$105,523	$—	$31,079		$136,602

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

Hyperion Therapeutics, Inc. and BUPHENYL Product Line

Unaudited Pro Forma Condensed Combined Statements of Operations

For the three months ended March 31, 2013

(In thousands, except share and per share amounts)

	Hyperion Historical	BUPHENYL Historical	Pro Forma Adjustments		Pro Forma Combined
Revenues	$783	$8,849	$—		$9,632

Costs and expenses:
Cost of sales	68	2,860	—		2,928
Research and development	1,849	—	—		1,849
Selling, general and administrative	7,934	717	(18)	F	8,633
Amortization of intangible asset	—	835	155	E	990
Total costs and expenses	9,851	4,412	137		14,400
Income (Loss) from operations	(9,068)	4,437	(137)		(4,768)

Interest expense, net	(407)	—	—		(407)
Other income, net	500	—	—		500
Net income (loss)	$(8,975)	$4,437	$(137)		$(4,675)

Net loss per common share:
Basic and diluted	$(0.52)				$(0.27)

Weighted average number of shares outstanding:
Basic and diluted	17,366,848				17,366,848

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

Hyperion Therapeutics, Inc. and BUPHENYL Product Line

Unaudited Pro Forma Condensed Combined Statements of Operations

For the twelve months ended December 31, 2012

(In thousands, except share and per share amounts)

		BUPHENYL Historical
	Hyperion Historical	Period From January 1, 2012 Through December 10, 2012	Period From December 11, 2012 Through December 31, 2012	Total	Pro Forma Adjustments		Pro Forma Combined
Revenues	$—	$20,322	$1,179	$21,501	$—		$21,501

Costs and expenses:
Cost of sales	—	4,997	393	5,390	—		5,390
Research and development	17,046	—	—	—	—		17,046
Selling, general and administrative	11,487	4,961	1,510	6,471	(52)	F	17,906
Amortization of intangible asset	—	1,267	277	1,544	2,663	E	4,207
Total costs and expenses	28,533	11,225	2,180	13,405	2,611		44,549
Income (Loss) from operations	(28,533)	9,097	(1,001)	8,096	(2,611)		(23,048)

Interest income	12	—	—	—	—		12
Interest expense	(3,703)	—	—	—	—		(3,703)
Other income (expense), net	(39)	—	—	—	—		(39)
Net income (loss)	$(32,263)	$9,097	$(1,001)	$8,096	$(2,611)		$(26,778)

Net loss per common share:
Basic and diluted	$(4.45)						$(3.69)

Weighted average number of shares outstanding:
Basic and diluted	7,256,537						7,256,537

See the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these financial statements.

Hyperion Therapeutics, Inc. and BUPHENYL Product Line

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transaction and Basis of Presentation

Description of Transaction

In March 2012, Hyperion Therapeutics, Inc. (“Hyperion”) entered into the purchase agreement with Ucyclyd, under which Hyperion purchased the worldwide rights to RAVICTI® (glycerol phenylbutyrate) Oral Liquid, and the amended and restated collaboration agreement (the “restated collaboration agreement”) under which Ucyclyd granted Hyperion an option to purchase all of Ucyclyd’s worldwide rights in BUPHENYL® (sodium phenylbutyrate) Tablets and Powder and AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10% at a fixed price at a future defined date (the “Purchase Option”).

On February 1, 2013 Hyperion announced that the FDA had approved RAVICTI for the treatment of UCD patients two years of age or older and on April 29, 2013, Hyperion exercised its option to acquire BUPHENYL and AMMONUL. Subsequently, Ucyclyd exercised its option to retain AMMONUL.  As such, on May 31, 2013 (the “Acquisition Date”), Hyperion received a net payment of $11 million which reflects a $19 million payment due to Ucyclyd as a result of Hyperion’s exercise of its option to purchase BUPHENYL (inventory and a license under the manufacturing processes necessary for the continued production of BUPHENYL) and a $32 million retention payment due to Hyperion for Ucyclyd to retain AMMONUL, less costs of $2 million in inventory due to Ucyclyd.

Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared based on Hyperion’s and BUPHENYL’s historical financial information, giving effect to the Acquisition and related adjustments described in these notes. BUPHENYL has not historically been accounted for as a separate entity, subsidiary or division of Medicis. While BUPHENYL’s historical financial results have been derived from the accounting records of Ucyclyd and other Medicis subsidiaries (and Valeant and its subsidiaries for periods subsequent to Valeant’s acquisition of Medicis) using historical results of operations and financial position and only present the assets to be sold and the associated revenues and direct expenses, including certain allocated expenses, of the BUPHENYL product line. The historical financial information do not necessarily represent the assets acquired or revenues and direct expenses as if BUPHENYL had been operating as a separate, stand-alone entity during the periods presented.

Hyperion accounts for business combinations in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, “Business Combinations.” The unaudited pro forma condensed combined financial statements reflect certain adjustments based on management’s estimates of the fair values of tangible and intangible assets acquired.  Hyperion may make additional adjustments to the fair values, and these valuations could change significantly from those used to determine certain adjustments in the pro forma condensed combined financial statements.

2.	Fair Value of Purchase Consideration

The Acquisition was settled with a net cash payment to Hyperion of $11 million which reflects a $19 million payment due to Ucyclyd as a result of Hyperion’s exercise of its option to purchase BUPHENYL and a $32 million payment due to Hyperion for Ucyclyd to retain AMMONUL, less costs of $2 million in inventory due to Ucyclyd. The fair value of BUPHENYL was estimated based on the provisional fair value of the assets acquired as follows:

Inventory	$3,900
BUPHENYL product rights	16,500
Total purchase price	$20,400

Hyperion Therapeutics, Inc. and BUPHENYL Product Line

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The estimated fair value attributed to the BUPHENYL product rights was determined on a discounted forecast of the estimated net future cash flows to be generated from the product rights. The estimated fair value attributed to the product rights is being amortized over the estimated life of 10 years in accordance with the pattern of consumption of the economic benefits inherent in the intangible asset.  The pattern of consumption of the economic benefits is estimated using future projected cash flows of the asset.

3.	Pro Forma Adjustments

A.	Reflects the net cash received from Ucyclyd upon the Acquisition Date (refer to Note G).

B.	Reflects the elimination of BUPHENYL historical inventory and product rights.

C.	Reflects the fair value of inventory acquired.

D.	Reflects the exercise of the Purchase Option held by Hyperion.

E.

Reflects fair value adjustments for BUPHENYL product rights and related pro forma amortization adjustments.  Pro forma amortization expense is based on an estimated useful life of 10 years based on  the economic benefit as calculated using future projected cash flows as follows (dollar amounts in thousands):

				Pro forma increase to amortization expense
	Historical amount	Estimated fair value	Useful life (years)	For the three months ended March 31, 2013	For the twelve months ended December 31, 2012
BUPHENYL product rights	$18,187	$16,500	10	$155	$2,663

F.

Represents nonrecurring transaction related expenses incurred by Hyperion totaling $18 thousand and $52 thousand for the three months ended March 31, 2013 and for the twelve months ended December 31, 2012, respectively.

G.

Reflects the gain recognized for the settlement of retention option.  This gain is calculated as the difference between the $32 million retention payment received from Ucyclyd and the difference between the purchase price (refer to Note 2) and the total of the net cash due to Ucyclyd plus the book value of the purchase option recorded by Hyperion in March 2012. The gain is not included as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations for the three month period ended March 31, 2013 and the year ended December 31, 2012 as it is a nonrecurring charge. The gain is calculated as follows (in thousands):

Retention payment received from Ucyclyd	$32,000
Cash due to Ucyclyd upon exercise of Purchase Option	(19,000)
Cash due to Ucyclyd for inventory	(2,038)
Net cash received from Ucyclyd	10,962
Book value of Purchase Option	(283)
Purchase price of BUPHENYL	20,400
Total gain	$31,079

H.	Represents expenses incurred by Hyperion after March 31, 2013.